                                  EXHIBIT 11
                       Computation of Earnings per Share

          Set forth below is a reconciliation of net income available to common shareholders and the common shares used in the calculations of basic and diluted earnings per common share.

                                                       1997           1996           1995
                                                   ------------   ------------  -------------
Weighted average common shares outstanding:
  Basic earnings per share                           3,773,037     3,760,370      3,755,228
Effect of dilutive securities:
  Stock options                                         99,851        68,011         32,861
                                                     ---------     ---------      ---------
Weighted average common shares outstanding:
  Diluted earnings per share                         3,872,888     3,828,381      3,788,089
                                                     =========     =========      =========

                                                      For the three months         For the nine months
                                                       ended September 30,          ended September 30,
                                                     1998            1997           1998           1997
                                                 -------------   ------------  --------------  --------------
                                                                      (dollars in thousands)
Net income                                          $    2,420         ($440)    $    7,163      $    1,923
Less: preferred stock dividend requirement                (264)         (396)        (1,058)         (1,190)
Redemption of preferred stock in excess of
  the carrying amount                                     (928)            -           (928)              -
                                                    ----------    ----------     ----------      ----------
Net income available to common shareholders         $    1,228         ($836)    $    5,177      $      733
                                                    ==========    ==========     ==========      ==========

Weighted average common shares outstanding:
  Basic earnings per share                           3,796,886     3,771,101      3,794,043       3,768,663
Effect of dilutive securities:
  Stock options                                        117,253       101,537        122,857          95,893
                                                    ----------    ----------     ----------      ----------
Weighted average common shares outstanding:
  Diluted earnings per share                         3,914,139     3,872,638      3,916,900       3,864,556
                                                    ==========    ==========     ==========      ==========